UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 25, 2012, at its regularly scheduled meeting, the Compensation Committee of MEMC Electronic Materials, Inc. (the “Company”) granted to Ahmad Chatila, Chief Executive Officer of the Company, a performance-based option to purchase up to 750,000 shares of common stock. The option will be earned, if at all, ratably, over a three-year vesting period commencing on April 25, 2014 if (a) Mr. Chatila remains employed by the Company during each one-year period, and (b) the Company's common stock price outperforms the S&P 500 market index compounded annual growth rate over those years. The option exercise price of $3.45 is the closing price of the Company's common stock on April 25, 2012. The term of the option is ten years and was granted under and pursuant to the terms of the Company's 2010 Equity Incentive Plan.

Also on April 25, 2012, the Compensation Committee made grants to Mr. Chatila of four-year time-vesting options to purchase up to 350,000 shares of common stock and 200,000 performance-based restricted stock units, all under the Company's 2010 Equity Incentive Plan and materially consistent with previously granted option and restricted stock unit awards under that Plan.

Item 8.01    Other Events.
On April 26, 2012, the Board of Directors of the Company adopted stock ownership guidelines for the directors and executive officers of the Company. The guidelines establish the following stock ownership levels for each of the following officers' levels:

Officer Level	Number of Shares
CEO	250,000
Executive Vice Presidents and CFO	50,000

Non-employee members of the Board of Directors are each expected to own at least 70,000 shares of the Company's common stock.

For purposes of the guidelines, an officer or director may include among shares owned, those held jointly or in trust as well as (i) 50% of the amount of hypothetical gain for unexercised but vested in-the-money stock options, using a normalized stock price; and (ii) 100% of vested RSUs (net of any taxes due)

The guidelines provide that the minimum ownership levels should be achieved within five years of adoption of the guidelines (or within five years of appointment as an executive officer or election or appointment as a new director of the Company). If the guidelines are not met within the stated timeframe, 50% of subsequent shares which would otherwise be acquired through vesting of restricted stock units or exercise of stock options, net of shares withheld for taxes, as applicable, must be retained by the executive or director until the minimum ownership levels are met.

A copy of the guidelines will be posted on the Company's website with other key corporate governance policies and procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	May 1, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary